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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated December 21, 2009 on the financial statements and financial highlights of the Columbia Multi-Advisor International Value Fund (formerly RiverSource Partners International Select Value Fund) of the RiverSource International Managers Series, Inc. included in the annual report for the fiscal year ended October 31, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, No. 333-64010) of the RiverSource International Managers Series, Inc. as filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
September 22, 2010